Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer and Treasurer
412 227 2231
ZugayMJ@koppers.com

Koppers Announces Leadership Changes

James A. Sullivan, Executive Vice President and Chief Operating Officer;

Leslie S. Hyde, Senior Vice President and Chief Sustainability Officer

PITTSBURGH, January 6, 2020 – Koppers Holdings Inc. (NYSE: KOP), today announced the election of James A. Sullivan as Executive Vice President and Chief Operating Officer of Koppers Holdings Inc. and its wholly-owned subsidiary Koppers Inc.  In addition, Leslie S. Hyde has been elected as Senior Vice President and Chief Sustainability Officer of Koppers Inc.  Both changes are effective as of January 1, 2020.

Mr. Sullivan joined Koppers as Vice President of Business Development, Koppers Inc. in June 2013.  Subsequently, he held the role of Senior Vice President, Global Carbon Materials and Chemicals (CMC), Koppers Inc. from April 2014 to May 2018.  Most recently, he served as Senior Vice President, Railroad Products and Services and Global Carbon Materials and Chemicals, Koppers Inc. from May 2018 through December 2019.  Prior to joining Koppers, Mr. Sullivan served as Senior Vice President, Americas at Calgon Carbon Corporation where he also held various management positions in the areas of operations, marketing, sales, and research and development.

Ms. Hyde joined Koppers in 1999 as Manager of Environmental Affairs and continued to progress into various leadership roles including safety, health and environmental responsibilities.  Most recently, she served as Vice President, Corporate Strategy and Risk Management, Koppers Inc. from November 2017 through December 2019.  Prior to joining Koppers, she held various manufacturing and consulting roles as well as having served 10 years on active duty with the United States Army.

Commenting on the changes, President and CEO Leroy M. Ball said, “Jim Sullivan has done an amazing job of leading the turnaround of our CMC business over the last five years and is the ideal person to take on leadership of Koppers operations.  His ability to analyze complex issues and implement action plans with a strong sense of urgency, combined with his talent for motivating people, will help take our company to the next level.”

Mr. Ball continued, “It is time for Koppers to add a senior role in sustainability and we are fortunate that we have someone as talented and passionate about the subject as Leslie Hyde.  We have made great strides over the last five years in creating a more sustainable company, but we still have numerous opportunities to expand our efforts in this area.  With my support, she will champion those efforts and push our company to reach for more aspirational targets to position us for long-term success.”

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About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael J. Zugay at 412 227 2231 or Quynh McGuire at 412 227 2049.

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